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                                                                    Exhibit 23.1
                                                                    ------------

               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by the reference in the Registration Statement (Form S-8) pertaining to the Vignette Corporation 1999 Equity Incentive Plan, the Vignette Corporation 1999 Supplemental Stock Option Plan, the Vignette Corporation 1999 Employee Stock Purchase Plan, the OnDisplay, Inc. 1999 Employee Stock Purchase Plan and written compensation agreements for Bryce Johnson and Thomas Hogan of our report dated January 16, 2001, with respect to the consolidated financial statements of Vignette Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young, LLP

Austin, Texas
April 18, 2001